SUB-ITEM 77D

Effective August 1, 2016, the MFS Institutional Money Market Portfolio, a series of MFS Series Trust XIV, revised its principal investment strategies to state that (i) the fund does not seek to maintain a stable share price and (ii) in buying and selling investments for the fund, MFS follows Securities and Exchange Commission rules for money market funds regarding credit quality, diversification, liquidity and maturity, as described in the Post-Effective Amendment No. 11 to the Registration Statement (File No. 811-22033), as filed with the Securities and Exchange Commission via EDGAR on August 1, 2016 pursuant to the Investment Company Act of 1940, as amended. Such description is incorporated herein by reference.